Exhibit 99.(d)(2)

February 28, 2012

The Alger Funds II

360 Park Avenue South

New York, NY 10010

Dear Sirs:

Fred Alger Management, Inc. (“Alger Management”) hereby agrees to waive fees owed to it by, or to reimburse expenses of, the Funds listed on Schedule A for the time period indicated. Alger Management will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets indicated on Schedule A. This expense limitation does not include dividend expenses on short sales, borrowing costs, interest, taxes, brokerage, and extraordinary expenses.

Alger Management understands and intends that the Fund will rely on this agreement in preparing and filing its registration statements on Form N-1A and in accruing the Portfolio’s expenses for purposes of calculating net asset value and for other purposes.

This agreement may not be terminated during the time period indicated.  Subject to the expense limitation indicated, Alger Management may recoup from the Fund management fees it waives or expenses it reimburses, but only from fees it collects in the same year.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

Fred Alger Management, Inc.

/s/ Hal Liebes
By: Hal Liebes, EVP

Accepted by:

The Alger Funds II

/s/ Hal Liebes
By: Hal Liebes, Secretary

SCHEDULE A

Portfolio Name	Fiscal Year End	Expense Cap	Expense Cap Period End
Alger Analyst Fund, Class A	October 31	1.30%	February 28, 2013
Alger Analyst Fund, Class C	October 31	1.95%	February 28, 2013
Alger Analyst Fund, Class I	October 31	1.30%	February 28, 2013
Alger Green Fund, Class A	October 31	1.35%	February 28, 2013
Alger Green Fund, Class I	October 31	1.35%	February 28, 2013
Alger Dynamic Opportunities Fund, Class A	October 31	2.00%	February 28, 2013
Alger Dynamic Opportunities Fund, Class C	October 31	2.75%	February 28, 2013
Alger Dynamic Opportunities Fund, Class Z	October 31	1.75%	February 28, 2013
Alger Spectra Fund, Class Z	October 31	1.10%	February 28, 2013
Alger Emerging Markets Fund, Class A	October 31	1.70%	February 28, 2013
Alger Emerging Markets Fund, Class C	October 31	2.45%	February 28, 2013
Alger Emerging Markets Fund, Class I	October 31	1.70%	February 28, 2013